Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

August 6, 2026 and the Prospectus dated July 27, 2026

Registration No. 333-297735

Charter Communications Operating, LLC

Charter Communications Operating Capital Corp.

$1,750,000,000 6.050% Senior Secured Notes due 2032 (the “2032 Notes”)

$1,000,000,000 6.600% Senior Secured Notes due 2034 (the “2034 Notes”)

$1,000,000,000 6.950% Senior Secured Notes due 2036 (the “2036 Notes”)

$1,000,000,000 7.850% Senior Secured Notes due 2056 (the “2056 Notes”)

August 6, 2026

Pricing Term Sheet dated August 6, 2026

to the
Preliminary Prospectus Supplement dated August 6, 2026

(the “Preliminary Prospectus Supplement”)
of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

(the “Issuers”)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms Applicable to the 2032 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
Principal Amount:	$1,750,000,000
Title of Securities:	6.050% Senior Secured Notes due 2032
Final Maturity Date:	February 15, 2032
Coupon:	6.050%

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement

Benchmark Treasury:	4.375% due July 31, 2031
Benchmark Treasury Price and Yield:	99-30+; 4.385%
Spread to Benchmark Treasury:	+170 basis points
Yield to Maturity:	6.085%
Issue Price:	99.839%, plus accrued and unpaid interest, if any, from August 18, 2026
Interest Payment Dates:	February 15 and August 15
Record Dates:	February 1 and August 1
First Interest Payment Date:	February 15, 2027
CUSIP Number:	161175 CY8
ISIN Number:	US161175CY80
Optional Redemption:

Prior to the 2032 Par Call Date (as defined below), the 2032 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to each Holder of the 2032 Notes to be redeemed, at a redemption price expressed as a percentage of principal amount equal to the greater of:

(a)       the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Notes matured on the 2032 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points less unpaid interest accrued to the date of redemption, and

(b)       100% of the principal amount of the 2032 Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2032 Notes on a record date to receive the related interest payment on the related interest payment date).

“2032 Par Call Date” means January 15, 2032.

On or after the 2032 Par Call Date, the 2032 Notes will be redeemable, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to the registered holders thereof at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2032 Notes on a record date to receive the related interest payment on the related interest payment date).

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement

Terms Applicable to the 2034 Notes
Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
Principal Amount:	$1,000,000,000
Title of Securities:	6.600% Senior Secured Notes due 2034
Final Maturity Date:	February 15, 2034
Coupon:	6.600%
Benchmark Treasury:	4.375% due July 31, 2033
Benchmark Treasury Price and Yield:	99-04¾; 4.518%
Spread to Benchmark Treasury:	+210 basis points
Yield to Maturity:	6.618%
Issue Price:	99.896%, plus accrued and unpaid interest, if any, from August 18, 2026
Interest Payment Dates:	February 15 and August 15
Record Dates:	February 1 and August 1
First Interest Payment Date:	February 15, 2027
CUSIP Number:	161175 CZ5
ISIN Number:	US161175CZ55
Optional Redemption:

Prior to the 2034 Par Call Date (as defined below), the 2034 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to each Holder of the 2034 Notes to be redeemed, at a redemption price expressed as a percentage of principal amount equal to the greater of:

(a)    the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Notes matured on the 2034 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 35 basis points less unpaid interest accrued to the date of redemption, and

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement

(b)    100% of the principal amount of the 2034 Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2034 Notes on a record date to receive the related interest payment on the related interest payment date).

“2034 Par Call Date” means December 15, 2033.

On or after the 2034 Par Call Date, the 2034 Notes will be redeemable, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to the registered holders thereof at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2034 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to the 2036 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
Principal Amount:	$1,000,000,000
Title of Securities:	6.950% Senior Secured Notes due 2036
Final Maturity Date:	August 15, 2036
Coupon:	6.950%
Benchmark Treasury:	4.375% due May 15, 2036
Benchmark Treasury Price and Yield:	97-25; 4.659%
Spread to Benchmark Treasury:	+230 basis points
Yield to Maturity:	6.959%
Issue Price:	99.937%, plus accrued and unpaid interest, if any, from August 18, 2026

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement

Interest Payment Dates:	February 15 and August 15
Record Dates:	February 1 and August 1
First Interest Payment Date:	February 15, 2027
CUSIP Number:	161175 DA9
ISIN Number:	US161175DA95
Optional Redemption:

Prior to the 2036 Par Call Date (as defined below), the 2036 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to each Holder of the 2036 Notes to be redeemed, at a redemption price expressed as a percentage of principal amount equal to the greater of:

(a)    the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 Notes matured on the 2036 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 35 basis points less unpaid interest accrued to the date of redemption, and

(b)    100% of the principal amount of the 2036 Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2036 Notes on a record date to receive the related interest payment on the related interest payment date).

“2036 Par Call Date” means May 15, 2036.

On or after the 2036 Par Call Date, the 2036 Notes will be redeemable, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to the registered holders thereof at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2036 Notes on a record date to receive the related interest payment on the related interest payment date).

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement

Terms Applicable to the 2056 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
Principal Amount:	$1,000,000,000
Title of Securities:	7.850% Senior Secured Notes due 2056
Final Maturity Date:	August 15, 2056
Coupon:	7.850%
Benchmark Treasury:	4.750% due February 15, 2056
Benchmark Treasury Price and Yield:	93-04+; 5.207%
Spread to Benchmark Treasury:	+265 basis points
Yield to Maturity:	7.857%
Issue Price:	99.921%, plus accrued and unpaid interest, if any, from August 18, 2026
Interest Payment Dates:	February 15 and August 15
Record Dates:	February 1 and August 1
First Interest Payment Date:	February 15, 2027
CUSIP Number:	161175 DB7
ISIN Number:	US161175DB78
Optional Redemption:

Prior to the 2056 Par Call Date (as defined below), the 2056 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to each Holder of the 2056 Notes to be redeemed, at a redemption price expressed as a percentage of principal amount equal to the greater of:

(a)      the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2056 Notes matured on the 2056 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 40 basis points less unpaid interest accrued to the date of redemption, and

(b)       100% of the principal amount of the 2056 Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2056 Notes on a record date to receive the related interest payment on the related interest payment date).

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement

“2056 Par Call Date” means February 15, 2056

On or after the 2056 Par Call Date, the 2056 Notes will be redeemable, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to the registered holders thereof at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2056 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to Each Series of Notes

Use of Proceeds:	The Issuers intend to use the net proceeds from this offering (i) to pay the cash consideration for the Cox Transactions (as defined in the Preliminary Prospectus Supplement) and (ii) for general corporate purposes, including to repay certain indebtedness, and to pay related fees and expenses.
Joint Book-Running Managers:

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Wells Fargo Securities, LLC

BofA Securities, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Co-Managers:	CIBC World Markets Corp. Truist Securities, Inc. U.S. Bancorp Investments, Inc.
Trade Date:	August 6, 2026

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement

Settlement Date:

August 18, 2026 (T+8)

We expect that delivery of the 2032 Notes, the 2034 Notes, the 2036 Notes and the 2056 Notes (together, the “Notes”) will be made to investors on or about August 18, 2026, which will be the eighth business day following the date of this Pricing Term Sheet (such settlement cycle being herein referred to as “T+8”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+8, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes hereunder during such period should consult their advisors.

Distribution:	SEC Registered (Registration No. 333-297735)

The Issuers and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantors have filed with the SEC for more complete information about the Issuers, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146, E-mail: prospectus@citi.com; or by contacting Morgan Stanley & Co. LLC, c/o 180 Varick Street, New York, NY 10014, Attention: Prospectus Department, Telephone: (866) 718-1649, Email: Prospectus@morganstanley.com; or by contacting Wells Fargo Securities, LLC, c/o 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402, Attention: WFS Customer Service, Email: wfscustomerservice@wellsfargo.com.